Exhibit 99.1

NEWS RELEASE

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431 P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron.Jacoby@rlicorp.com
www.rlicorp.com

RLI Declares Regular and Special Dividend

PEORIA, ILLINOIS, November 17, 2011, RLI Corp. (NYSE:RLI) — The RLI Corp. board of directors has declared an extraordinary cash dividend of $5.00 per share of common stock, which is expected to total approximately $105 million, and a regular quarterly cash dividend of $0.30 per share.  Both dividends are payable on December 20, 2011 to shareholders of record as of November 30, 2011.

“Based on our strong balance sheet, cash position and confidence in the business, the Board has decided to return a portion of our excess capital to our shareholders with a special dividend,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “Our top priority with excess capital is always to make strategic investments in our business, as demonstrated by the recent acquisition of CBIC.  However, when our capital exceeds our needs, we return it to our shareholders.”

Since the beginning of 2007, RLI has returned nearly $600 million dollars to shareholders, including this special dividend, in the form of dividends and share repurchases. RLI’s special dividends are not regular in nature, and may or may not occur in the future. Any determination to declare a special dividend, as well as the amount of any special dividend, is based on the Company’s financial position, earnings, market conditions and other relevant factors at that time.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI’s newest subsidiary, Contractors Bonding and Insurance Company, is rated A “Excellent” by A.M. Best Company. RLI is recognized as one of the insurance industry’s top performing companies by its designation as a Ward’s 50® Top P&C Performer and has been a member of the group for 21 straight years since the list’s inception in 1991.

For additional information, contact Aaron Jacoby, Vice President, Corporate Development at (309) 693-5880 or at aaron.jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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